SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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Check the appropriate box:

☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

TRANSMATION, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
GENERAL INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
ELECTION OF DIRECTORS
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE TO SHAREHOLDERS
RELATED TRANSACTIONS
SELECTION OF INDEPENDENT AUDITORS
SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING
OTHER MATTERS

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held August 20, 2002

      The Annual Meeting of Shareholders of TRANSMATION, INC. (the “Company”) will be held at the Hutchinson House, 930 East Avenue, Rochester, New York, on Tuesday, August 20, 2002 at 12:00 noon, local time, for the following purposes, which are more fully described in the accompanying proxy statement:

1.	To elect two directors of the Company.

2.	To consider and act upon a proposal to approve and ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending March 31, 2003.

3.	To transact such other business as may properly come before the Meeting or at any adjournments thereof.

      The Board of Directors has fixed the close of business on July 1, 2002 as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting and any adjournments thereof.

BY ORDER OF THE BOARD OF DIRECTORS

Carl E. Sassano
President & Chief Executive Officer

Dated: July 17, 2002

TRANSMATION, INC.

10 Vantage Point Drive
Rochester, New York 14624

PROXY STATEMENT

GENERAL INFORMATION

      This proxy statement is furnished to shareholders in connection with the solicitation of proxies by the Board of Directors of Transmation, Inc. (the “Company”) to be used at the Annual Meeting of Shareholders of the Company, which will be held at the Hutchinson House, 930 East Avenue, Rochester, New York, on Tuesday, August 20, 2002 at 12:00 noon, local time, and at any adjournments thereof (the “Meeting”). This proxy statement and accompanying form of proxy are being first mailed to shareholders on or about July 17, 2002. The proxy, when properly executed and received by the Secretary of the Company prior to the Meeting, will be voted as therein specified unless revoked by filing with the Secretary prior to the Meeting a written revocation or a duly executed proxy bearing a later date. Unless authority to vote for one or more of the director nominees is specifically withheld according to the instructions, a signed proxy will be voted FOR the election of the two director nominees named herein and, unless otherwise indicated, FOR the proposal to approve and ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending March 31, 2003.

      As of July 1, 2002, the record date for the Meeting, there were 6,161,484 shares of the Company’s Common Stock, par value $.50 per share (the “Common Stock”), issued and outstanding. Only shareholders of record on the books of the Company at the close of business on July 1, 2002 are entitled to notice of and to vote at the Meeting. Each such shareholder is entitled to one vote for each share of Common Stock registered in his or her name. A majority of the outstanding Common Stock, represented in person or by proxy at the Meeting, will constitute a quorum for the transaction of all business. Directors are elected by a plurality of the votes cast at the Meeting with a quorum present. The affirmative vote of at least a majority of the shares of Common Stock present at the Meeting, in person or by proxy, and entitled to vote, without regard to broker non-votes, is required for approval of the other proposal described in this proxy statement and the accompanying notice of meeting. Shares as to which “Abstain” has been selected on the accompanying proxy will be counted as shares present and entitled to vote for purposes of establishing a quorum, and will have the same effect as a vote against the matter.

      Shareholders are entitled to cumulate votes in the election of directors, provided a shareholder gives the President, a Vice President or the Secretary of the Company notice that he or she desires that voting at the Meeting be cumulative. Such notice must be in writing and must be given at least 48 hours before the time fixed for holding the Meeting. In addition, a formal announcement must be made at the commencement of the Meeting by the Chairman, the Secretary or by or on behalf of the shareholder, stating that such notice has been given. In the event the Company does not receive such notice within the prescribed time, shareholders will not be entitled to cumulate votes.

      The cost of soliciting proxies will be borne by the Company. In addition to solicitation by use of the mails, directors, officers or regular employees of the Company, without extra compensation, may solicit proxies personally or by telephone or other telecommunication. The Company has requested persons holding stock for others in their names or in the names of nominees to forward soliciting material to the beneficial owners of such shares and will, if requested, reimburse such persons for their reasonable expenses in so doing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

      The following table sets forth certain information as of July 1, 2002 regarding the only persons known to the Company to be a record or beneficial owner of more than 5% of the Common Stock.

	Number of Shares	Percent
Name and Address	of Common Stock	of
of Beneficial Owner	Beneficially Owned(1)	Class(1)

E. Lee Garelick	314,294	5.1%
12 Birchstone Hill Rush, New York 14543 (2)

Dimensional Fund Advisors Inc.	358,400	5.8%
1299 Ocean Avenue Santa Monica, CA 90401 (3)

(1)	As reported by such holders as of July 1, 2002 (except as otherwise stated in the other footnotes to this table), with percentages based on 6,161,484 shares issued and outstanding except where the holder has the right to receive shares within the next 60 days (as indicated in the other footnotes to this table), which would increase the number of shares owned by such holder and the number of shares outstanding.

(2)	Includes 400 shares earned under the Directors’ Stock Plan but not yet issued.

(3)	The amount shown and the following information are derived from an amendment to Schedule 13G dated January 30, 2002: Dimensional Fund Advisors Inc. (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional has sole power to vote and sole power to dispose of all of the reported shares that are owned by the Funds. Dimensional disclaims beneficial ownership of such shares.

      The following table sets forth certain information as of July 1, 2002 regarding the Common Stock held by (i) each director of the Company, (ii) each “Named Executive” (see “EXECUTIVE COMPENSATION” below), and (iii) all directors and executive officers of the Company as a group.

	Number of Shares	Percent
	of Common Stock	of
Name of Beneficial Owner	Beneficially Owned(1)	Class(1)

Francis R. Bradley (2)	10,266	0.2
E. Lee Garelick (3)	314,294	5.1
Nancy D. Hessler (4)	35,567	0.6
Robert G. Klimasewski (5)	53,262	0.9
Neil A. McCaw (6)	6,801	0.1
Paul D. Moore (7)	8,066	0.1
Cornelius J. Murphy (8)	62,996	1.0
Harvey J. Palmer (9)	57,381	0.9
Alan R. Sartain	13,533	0.2
Carl E. Sassano (10)	10,066	0.2
All directors and executive officers as a group (10 persons) (11)	572,232	9.2

(1)	As reported by such persons as of July 1, 2002, with percentages based on 6,161,484 shares issued and outstanding except where the person has the right to receive shares within the next 60 days (as indicated in the other footnotes to this table), which would increase the number of shares owned by such person and the number of shares outstanding.

(2)	Includes 3,833 shares earned under the Directors’ Stock Plan but not yet issued. For awards granted after June 20, 2001, Mr. Bradley has elected to defer receipt of fifty percent of the shares credited to his participant stock account under the Directors’ Stock Plan until the expiration of the deferral period, at which time the shares will be issued pursuant to the terms of his prior election.

(3)	Includes 400 shares earned under the Directors’ Stock Plan but not yet issued.

(4)	Includes 1,000 shares jointly owned by Ms. Hessler and her husband, presently exercisable warrants to purchase 8,000 shares, and 6,666 shares earned under the Directors’ Stock Plan but not yet issued. For awards granted after July 5, 2001, Ms. Hessler has elected to defer receipt of all of the shares credited to her participant stock account under the Directors’ Stock Plan until the expiration of the deferral period, at which time the shares will be issued pursuant to the terms of her prior election.

(5)	Includes 800 shares earned under the Directors’ Stock Plan but not yet issued.

(6)	Includes presently exercisable options to purchase 4,000 shares.

(7)	Includes 1,000 shares earned under the Director’s Stock Plan but not yet issued.

(8)	Includes presently exercisable warrants to purchase 8,000 shares, and 800 shares earned under the Directors’ Stock Plan but not yet issued.

(9)	Includes presently exercisable warrants to purchase 8,000 shares, and 1,000 shares earned under the Directors’ Stock Plan but not yet issued.

(10)	Includes 7,866 shares earned under the Directors’ Stock Plan but not yet issued. For awards granted after June 20, 2001, Mr. Sassano has elected to defer receipt of all of the shares credited to his participant stock account until the expiration of the deferral period, at which time the shares will be issued pursuant to the terms of his prior election.

(11)	Includes presently exercisable options and warrants to purchase 28,000 shares, and 22,365 shares earned under the Directors’ Stock Plan but not yet issued.

ELECTION OF DIRECTORS

      Two of the Company’s directors are to be elected by the shareholders at the Meeting to hold office for a term expiring in 2005 or until each of their successors is duly elected and qualified.

      The Board of Directors recommends the election of the two nominees named below. Mr. Garelick and Dr. Palmer are currently directors of the Company. Angelo J. Chiarella, who has been a director of the Company since 1967, resigned his position as a director on February 14, 2002 and is not standing for re-election at the Meeting. The Board of Directors has decided not to nominate a candidate to fill the vacancy on the Board of Directors created by Mr. Chiarella’s resignation because it has not yet identified a suitable candidate for nomination.

      Unless authority to vote for one or more of the nominees is specifically withheld according to the instructions, proxies in the enclosed form will be voted FOR the election of each of the two nominees named below. The votes represented by such proxies may be cumulated if notice is given as described under the caption “GENERAL INFORMATION” on page 1.

      The Board of Directors does not contemplate that any of the nominees will be unable to serve as a director, but if that contingency should occur prior to the voting of the proxies, the persons named in the enclosed proxy reserve the right to vote for such substitute nominee or nominees as they, in their discretion, shall determine. However, proxies in the enclosed form cannot be voted for a greater number of persons than the number of nominees named herein.

Proposed for Election as Directors

at the 2002 Annual Meeting
for a Term Expiring in 2005

Director
Name and Background	Since

E. Lee Garelick, age 67, is retired. From April 1996 until March 1999, he was employed by the Company as a senior executive. From June 1979 until April 1996, he was President and part owner of Altek Industries Corp., Rochester, New York (manufacturer of calibration instrumentation), which was acquired by the Company in April 1996.	1996

Dr. Harvey J. Palmer, age 56, is Professor and Dean of the Kate Gleason College of Engineering at the Rochester Institute of Technology, Rochester, New York. Prior to that appointment, he was a Professor of Chemical Engineering at the University of Rochester from 1971 through June 2000, where he also held positions of Department Chair and Associate Dean of Graduate Studies.	1987

Directors Whose Terms Do Not Expire

at the 2002 Annual Meeting

      The following table sets forth certain information with respect to each director of the Company whose term in office does not expire at the Meeting.

	Director	Term
Name and Background	Since	Expires

Francis R. Bradley, age 56, retired in 2000 from E.I. DuPont de Nemours & Co., Inc., a global science and technology company, following a 32-year career. Mr. Bradley’s last DuPont position was founding business manager for the DuPont Instrumentation Center. Prior to that, he held a series of managerial positions, including Engineering Test Center Manager and Materials Engineering Manager. He is currently an Executive Associate with Sullivan Engineering Company (engineering and construction) and consults independently on business and technology matters.	2000	2003

	Director	Term
Name and Background	Since	Expires

Nancy D. Hessler, age 56, was Director of Human Resources of Nortel Networks Corp., Wireless Internet Solutions Group, Rochester, New York (telecommunications systems) from October 1998 until June 2002. From May 1996 until September 1998, she was Group Manager of Human Resources for Rochester Gas and Electric Corporation, Rochester, New York (public utility). From 1991 until May 1996, Ms. Hessler served as Human Resource Manager of the Advanced Imaging Business Unit and as Manager of Sourcing for the General Services Division of Xerox Corporation.	1997	2004

Robert G. Klimasewski, age 59, served as President and Chief Executive Officer of the Company from December 1999 until his retirement in March 2002. He served as Chairman of the Board of the Company from April 1998 until December 1999, and as President and Chief Executive Officer of the Company from June 1994 until April 1998. Until 2000, Mr. Klimasewski was also Vice Chairman of Burleigh Instruments, Inc., Rochester, New York (manufacturer of laser instrumentation and micropositioning equipment), which he founded in 1972. He also serves on the Board of Directors of VirtualScopics LLC, an early start-up software company in the pharmaceutical business.
	1982	2004

Paul D. Moore, age 51, was elected a director in May 2001 to fill a vacancy on the Board. Mr. Moore is a Senior Vice President of M&T Bank Corporation. He currently serves as Senior Credit Officer overseeing all corporate lending activity in the Rochester, Syracuse, Binghamton and Albany markets. During his 24-year career at M&T Bank, he previously was Commercial Banking Manager for the Rochester market and held various commercial loan positions in Buffalo.	2001	2004

Cornelius J. Murphy, age 71, is Chairman of the Board of the Company and has served variously since 1995 as Chairman of the Board, Lead Director and Chairman of the Executive Committee of the Board. He has been Senior Vice President in the Rochester, New York office of Goodrich and Sherwood Company (human resources management consulting) since 1990. For over 35 years before that, he was employed by Eastman Kodak Company in various executive positions, including Senior Vice President and a Director in the office of the Chairman.	1991	2003

Carl E. Sassano, age 52, was elected a director in October 2000 to fill a vacancy on the Board. Mr. Sassano became the Company’s President and Chief Executive Officer following Mr. Klimasewski’s retirement from these positions in March 2002. Mr. Sassano was President and Chief Operating Officer of Bausch & Lomb, Inc. (healthcare eye products) in 1999 and 2000. He also held positions in Bausch & Lomb, Inc. as President, Global Vision Care (1996-1999), President, Contact Lens Division (1994-1996), Group President (1993-1994) and President, Polymer Technology (1983-1992), a high growth subsidiary of Bausch & Lomb, Inc. Mr. Sassano is a Trustee of Rochester Institute of Technology, and a member of the Board of Directors of the Eastman Dental Center Foundation and Genesee Corporation.
	2000	2003

Board Meetings and Committees of the Board

      The Board of Directors held ten meetings during the fiscal year ended March 31, 2002 (“Fiscal 2002”). Each director then in office attended at least 75% of the total of such Board meetings and meetings of Board Committees on which he or she served.

      The Board of Directors has established, among other Committees, an Audit Committee, a Compensation, Benefits and Stock Options Committee, and a Committee on Directors, which serves as the nominating committee of the Board.

      The current members of the Audit Committee are Mr. Moore (Chair), Mr. Bradley and Dr. Palmer. The Committee reviews with PricewaterhouseCoopers LLP, the Company’s independent auditors, the Company’s financial statements and internal accounting procedures, PricewaterhouseCoopers LLP’s auditing procedures and fees, and the possible effects of professional services upon the independence of PricewaterhouseCoopers LLP. The Audit Committee also makes recommendations to the Board regarding the selection of the Company’s independent auditors, reviews the scope of audit and other services by the Company’s independent auditors, reviews the accounting principles, auditing practices and procedures to be used for the Company’s financial statements and reviews the results of those audits. The Company’s Audit Committee Charter, which has been adopted by the Board and is included as Appendix A to the Company’s proxy statement for 2001, more specifically sets forth the duties and responsibilities of the Audit Committee. The Audit Committee’s report relating to Fiscal 2002 appears on page 12 of this proxy statement. The Audit Committee held two meetings during Fiscal 2002.

      The current members of the Compensation, Benefits and Stock Options Committee are Ms. Hessler (Chair), Mr. Bradley, Mr. Garelick, Mr. Klimasewski, Mr. Murphy, Mr. Moore and Dr. Palmer. The Committee makes recommendations to the Board with respect to compensation and benefits paid to the Company’s management and acts as the Stock Option Committee of the Board (see “EXECUTIVE COMPENSATION” below). The Compensation, Benefits and Stock Options Committee held four meetings during Fiscal 2002.

      The current members of the Committee on Directors are Mr. Murphy (Chair), Ms. Hessler and Mr. Sassano. The Committee on Directors is charged with improving the training and performance of the Company’s directors, as well as making nominations to the Board. It also considers and establishes procedures regarding nominations to the Board submitted by shareholders. The Committee held two meetings during Fiscal 2002. Shareholder recommendations for nomination to the Board should be sent to the Company, to the attention of the Chairman of the Board.

Directors’ Compensation

      The Company’s Amended and Restated Directors’ Stock Plan (the “Directors’ Stock Plan”) provides for automatic, non-discretionary awards of shares of Common Stock, in lieu of cash directors’ fees, to each non-employee director who elects to participate. Currently, a maximum of 400,000 shares of Common Stock is available for awards under the Directors’ Stock Plan.

      During Fiscal 2002, Mr. Bradley, Mr. Chiarella, Mr. Garelick, Ms. Hessler, Mr. Moore, Mr. Murphy, Dr. Palmer, and Mr. Sassano elected to participate in the Directors’ Stock Plan, and an aggregate of 60,528 shares of Common Stock were earned by them. Mr. Bradley has elected to defer receipt of fifty percent of the shares earned by him after June 20, 2001. In addition, Ms. Hessler and Mr. Sassano have elected to defer receipt of all of the shares earned by them after July 5, 2001 for Ms. Hessler and after June 20, 2001 for Mr. Sassano. As of April 1, 2002, because he became an employee of the Company, Mr. Sassano is no longer eligible to participate in the Directors’ Stock Plan.

      During Fiscal 2002, the Company paid to Mr. Murphy $20,000 in cash for his additional services during the prior fiscal year as Chairman of the Board of the Company.

      Directors who are also employees of the Company (currently, only Mr. Sassano) are paid no compensation for their services as directors.

Directors’ Warrant Grants and Exercises

      Pursuant to the Company’s Amended and Restated Directors’ Warrant Plan, during Fiscal 2002 each non-employee director of the Company then in office (Mr. Bradley, Mr. Chiarella, Mr. Garelick, Ms. Hessler, Mr. Moore, Mr. Murphy, Dr. Palmer and Mr. Sassano) received an automatic, non-discretionary grant of a warrant, expiring on August 21, 2006, to purchase 4,000 shares of Common Stock at an exercise price of $2.00 per share (the market price of the Common Stock on the grant date). Each warrant becomes exercisable in 1,000-share increments on specified dates provided that the market price of the Common Stock reaches and maintains certain specified levels; in any event, each warrant vests and becomes exercisable no later than August 22, 2005.

None of such warrants is transferable except by will or intestacy, and during the director’s lifetime they are exercisable only by the director. Unexercised warrants lapse 90 days after the date a director ceases to be a director of the Company.

      No directors’ warrants were exercised during Fiscal 2002.

EXECUTIVE OFFICERS

      The Company is currently served by four executive officers, who are elected annually by the Board of Directors and serve until their successors are elected and qualify:

      Cornelius J. Murphy, age 71, is Chairman of the Board of the Company. Further information about Mr. Murphy is set forth under “ELECTION OF DIRECTORS” above.

      Carl E. Sassano, age 52, is President and Chief Executive Officer of the Company. Further information about Mr. Sassano is set forth under “ELECTION OF DIRECTORS” above.

      Charles P. Hadeed, 52, is Vice President-Finance and Chief Financial Officer of the Company. Prior to joining the Company in May 2002, Mr. Hadeed most recently served as Vice President-Healthcare Ventures Group with Henry Schein Inc. Prior to that, he served as Group Vice President-Operations at Del Laboratories Inc., and in various executive positions with Bausch & Lomb, Inc., including Vice President-Global Lens Care Operations, President-Oral Care Division, Vice President-Operations-Personal Products Division and Vice President/ Controller-Personal Products Division.

      Alan R. Sartain, age 41, has served as the Company’s President of Calibration Services since February 2000. From 1996 to 1999, he served as Vice President of Marketing and Sales for the Lab and Distributor Channel of the North American Vision Care Division of Bausch & Lomb, Inc. (healthcare eye products). Including his most recent position, Mr. Sartain was employed by Bausch & Lomb, Inc. for over 17 years in numerous marketing and sales positions.

Section 16(a) Beneficial Ownership Reporting Compliance

      Since the 2001 Annual Meeting of Shareholders, all of the Company’s directors and executive officers complied in a timely manner with the filing requirements of Section 16(a) of the Securities Exchange Act of 1934 (“Exchange Act”). In making this statement, the Company has relied on the written representations of its directors and executive officers and copies of the reports that they have filed with the Securities and Exchange Commission (the “SEC”).

EXECUTIVE COMPENSATION

      Shown on the table below is information on the annual and long-term compensation for services rendered to the Company in all capacities, for the fiscal years ended March 31, 2002, 2001 and 2000, paid by the Company to the Chief Executive Officer and all other executive officers who had total annual salary and bonus for Fiscal 2002 in excess of $100,000 (collectively, the “Named Executives”).

Summary Compensation Table

		Annual Compensation			Long Term
					Compensation
			Bonus or	Other
			Performance	Annual	Option	All Other
Name and	Fiscal	Salary	Award	Compensation	Grants	Compensation
Principal Position	Year	($)(1)	($)(1)	($)(2)	(#)	($)(1)(3)

Robert G. Klimasewski	2002	255,432	25,000	0	0	0
President and Chief	2001	275,000	0	0	0	50,964 (5)
Executive Officer (4)	2000	199,519	0	0	200,000	0

Alan R. Sartain	2002	168,519	0	0	0	0
President of	2001	155,000	0	0	0	2,460
Calibration Services (6)	2000	13,462	0	0	50,000	0

Neil A. McCaw	2002	116,917	0	0	0	0
President of	2001	115,000	25,000	0	0	4,728
Distribution Products (7)	2000	56,012	13,276	0	30,000	2,113

Peter J. Adamski	2002	193,994	25,000	0	0	0
Vice President-Finance (8)	2001	30,000	0	0	0	0
	2000	—	—	—	—	—

(1)	The amounts shown include cash compensation earned during the fiscal year indicated (whether paid during or subsequent to that year) as well as cash compensation deferred at the election of the Named Executive into the Company’s Long Term Savings and Deferred Profit Sharing Plan (the “401(k) Plan”).

(2)	Does not include the value of perquisites and other personal benefits because the aggregate amount of such compensation for any year does not exceed 10% of the total amount of annual salary and bonus for any Named Executive.

(3)	Except as described in footnote (4) to this table, the amounts shown reflect the Company’s contributions to the 401(k) Plan.

(4)	Mr. Klimasewski resigned as President and Chief Executive Officer of the Company effective March 31, 2002.

(5)	Includes a one-time $48,970 reimbursement for the cost of Company-provided health benefits that Mr. Klimasewski had waived since 1994.

(6)	Mr. Sartain joined the Company in February 2000.

(7)	Mr. McCaw served as an executive officer from February 2000 until June 2002, but the information shown for Fiscal 2000 includes compensation paid him for the entire fiscal year.

(8)	Mr. Adamski joined the Company in February 2001 as Vice President-Finance but subsequently left the Company on March 15, 2002.

Stock Options

      No stock options were granted to the Named Executives during Fiscal 2002. The Company has no provision for stock appreciation rights.

      Shown below is information with respect to (i) options exercised by the Named Executives during Fiscal 2002 and (ii) unexercised options held by the Named Executives at the end of Fiscal 2002.

Aggregated Option Exercises in Fiscal 2002 and

Fiscal Year-End Option Values

					Value of All Unexercised
	Shares		Unexercised Options Held		In-the-Money Options at
	Acquired on	Value	at FY-End (#)		FY-End($)(1)
	Exercise	Realized
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Robert G. Klimasewski	0	–	–	220,000	–	–
Alan R. Sartain	0	–	–	50,000	–	–
Neil A. McCaw	0	–	4,000	30,000	–	–
Peter J. Adamski	0	–	–	75,000	–	–

(1)	Expressed as the excess of the market value of the Common Stock at fiscal year-end ($1.15 per share) over the exercise price of each option. All of such options have exercise prices in excess of $1.15 per share.

Employment Agreements

      The provisions of the Company’s employment agreement with Robert G. Klimasewski covering Fiscal 2002 are described in “EXECUTIVE COMPENSATION – REPORT OF THE COMPENSATION, BENEFITS AND STOCK OPTIONS COMMITTEE WITH RESPECT TO EXECUTIVE COMPENSATION – CHIEF EXECUTIVE OFFICER COMPENSATION” below.

Report of the Compensation, Benefits and Stock Options Committee

With Respect to Executive Compensation

      The following report of the Compensation, Benefits and Stock Options Committee (the “Committee”) applies to the compensation of all of the Company’s senior executives, including Robert G. Klimasewski, who served as the Company’s Chief Executive Officer during Fiscal Year 2002, except to the extent that certain elements of Mr. Klimasewski’s compensation are fixed pursuant to contract with the Company (see “CHIEF EXECUTIVE OFFICER COMPENSATION” later in this Report and “EXECUTIVE COMPENSATION – EMPLOYMENT AGREEMENTS” above).

      Executive Compensation Philosophy. The goals of the Company’s executive compensation program are to align compensation with business objectives and performance, and to enable the Company to attract, retain and reward executives who contribute to the short-term and long-term success of the Company and contribute to increasing shareholder value. The Company attempts to compensate its executives competitively. To ensure that compensation is competitive, the Company periodically compares its compensation practices with those of comparable companies and adjusts its compensation parameters based on this review. More importantly, the Company’s executive compensation program is intended to compensate sustained performance. Executives are rewarded based upon both corporate performance and individual performance. Corporate performance is evaluated by reviewing the extent to which strategic and business plan goals are met, including such factors as operating profit and performance relative to benchmarks. Individual performance is evaluated by reviewing organizational and management development progress against set objectives and goals. The primary criteria for the awarding of incentive compensation are as follows:

•	Company-wide profitability in excess of an annually predetermined amount is generally a prerequisite to the payment of any incentive compensation, so that every executive is motivated to achieve profitability for the entire Company.

•	Incentive compensation is measured by the Company’s success in meeting key line items in the Company’s budget, particularly profits.

•	Leadership is rewarded, as is the extent to which an individual sets, meets and exceeds goals that are beneficial to the Company’s long-term success.

•	Controlling expenses, as measured against budget, is rewarded.

      Annually, the Committee reviews with the Chief Executive Officer and approves, with any modifications it deems appropriate, an annual salary plan for the executives other than those officers whose salaries are fixed by contract approved by the Board of Directors. This salary plan is developed under the ultimate direction of the Chief Executive Officer based on industry peer group information and performance judgments as to the past and expected future contributions of each executive.

      Prior to the start of each fiscal year, the Chief Executive Officer sets individualized objectives and key goals for each of the Company’s executives in keeping with the criteria set forth above. During each fiscal year, the Chief Executive Officer gives executives ongoing feedback on performance. After the end of the fiscal year, the Chief Executive Officer evaluates each executive’s accomplishment of objectives and attainment of key goals and provides summaries of performance appraisals to the Committee along with recommendations on salary, bonuses and stock options. The performance appraisals and recommendations are considered by the Committee in deciding whether to grant performance awards and in establishing the base salary for executives for the next fiscal year. Similar objective-setting, feedback and evaluation with respect to the Chief Executive Officer’s performance are provided by the Chairman of the Board.

      Executive Compensation Program. The Company’s executive compensation program is structured to attract and retain key executives capable of improving products and services, promoting technological innovation, fostering teamwork, motivating employees and accomplishing and integrating acquisitions, all with the ultimate goal of improving profitability and enhancing shareholder value.

      The annual compensation paid to executives consists of a base salary, cash bonuses and, in some circumstances, performance awards and stock bonuses. Salaries are reviewed by the Committee at least annually, and may be changed based on (i) information derived from the evaluation procedures described above and a determination that an individual’s contributions to the Company have increased or decreased, (ii) changes in competitive compensation levels, and/or (iii) changes in the Company’s business prospects.

      The Company’s Annual Executive Bonus Plan, which is formulated and approved annually by the Committee, provides for the payment of cash bonuses. Under this Plan, the Company must first make a profit at a level determined annually by the Committee before any bonuses are paid to executives. Once that threshold is reached, a bonus pool is established from which a participating executive receives a bonus at a predetermined percentage of the pool. Based on the Company’s financial performance in Fiscal 2002, two executive officers were each awarded a cash bonus for Fiscal 2002 in the amount of $25,000.

      In addition, performance awards may be granted by the Committee in the case of unique performance contributing to the Company’s long-term success. No such awards were paid during Fiscal 2002.

      Long-term incentives are intended to be provided through the grant of stock options under the Company’s Amended and Restated 1993 Stock Option Plan (the “Option Plan”). The Committee views stock options as a means of aligning the long range interests of all employees, including executives, with those of the shareholders by providing them with the opportunity to build a meaningful stake in the Company. On occasion, the Company also grants options to employees pursuant to agreements not covered by the Option Plan. During Fiscal 2002, the Committee granted to an aggregate of 81 employees, at all levels of employment, options to purchase an aggregate of 54,520 shares of Common Stock.

      Executives and other employees are also entitled to participate in the Company’s Long-Term Savings and Deferred Profit Sharing Plan, a 401(k) plan.

      Chief Executive Officer Compensation. Robert G. Klimasewski, who served as the President and Chief Executive Officer during Fiscal 2002, and the Company were parties to an employment agreement, which expired on March 31, 2002, providing for an annual salary of $275,000 during the first year of the agreement’s term, $300,000 during the second year of the agreement’s term. In addition, the employment agreement provided for an annual cash bonus under the Company’s Annual Executive Bonus Plan, and certain other benefits that are provided to the Company’s other senior executives. A bonus of $25,000 was payable to Mr. Klimasewski under the Annual Executive Bonus Plan for Fiscal 2002. If the Company terminated the employment agreement without cause (as defined therein), Mr. Klimasewski would be entitled to severance in an amount equal to the greater of the total compensation (including bonuses, benefits and other compensation, if any) payable to him during the

12 months immediately preceding the termination date or the total compensation that would have been payable from the date of termination to the expiration of the contract. Mr. Klimasewski’s employment agreement prohibited him from engaging in any business that is in competition with the Company, and required him indefinitely to keep confidential the Company’s trade secrets.

      Based on its study and review of comparable companies, the Committee believes that Mr. Klimasewski’s employment agreement fixed his total compensation for Fiscal 2002 at a level that is commensurate with amounts paid to other chief executive officers with comparable qualifications, experience, responsibilities and prior results at similarly positioned companies. It was approved by the Board of Directors on the Committee’s recommendation, reflecting the Committee’s assessment of Mr. Klimasewski’s prior performance as the Company’s Chief Executive Officer, and his proven ability and dedication to provide the leadership and vision necessary to return the Company to profitability and enhance the Company’s long-term value.

      New Chief Executive Officer. As noted earlier in this proxy statement, Mr. Klimasewski resigned as President and Chief Executive Officer of the Company effective March 31, 2002. The Board of Directors selected Mr. Sassano to replace Mr. Klimasewski as the Company’s President and Chief Executive Officer, and Mr. Sassano began serving in these capacities effective April 1, 2002. At this time, Mr. Sassano and the Company are not parties to an employment agreement. Mr. Sassano serves as the Company’s President and Chief Executive Officer at the pleasure of the Board of Directors. Pursuant to his employment arrangement with the Company, Mr. Sassano receives an annual salary of $250,000 and is eligible for an annual performance bonus based upon the attainment by the Company of certain financial goals. On April 30, 2002, Mr. Sassano was also granted an option to purchase 200,000 shares of Common Stock at $1.00 per share. Mr. Sassano’s stock option vests in 50,000 share increments on specified dates provided that the market price of the Common Stock reaches and maintains certain specified levels. In any event, Mr. Sassano’s option vests and becomes exercisable with respect to all 200,000 shares of Common Stock no later than April 30, 2006.

Compensation, Benefits and Stock Options Committee:

Nancy D. Hessler, Chair
Francis R. Bradley
E. Lee Garelick
Robert G. Klimasewski
Paul D. Moore
Cornelius J. Murphy
Harvey J. Palmer

Insider Participation in Compensation, Benefits and Stock Options Committee

      In his capacity as Chief Executive Officer, Mr. Klimasewski consulted with the Committee. He participated in discussions of the Committee and made recommendations to it, but he did not vote or otherwise participate in the Committee’s ultimate determinations. As the Company’s new Chief Executive Officer, Mr. Sassano will participate similarly in the operations of the Committee. The Board of Directors believes that it is wise and prudent to have the Chief Executive Officer so participate in the operations of the Committee because the Chief Executive Officer’s evaluations and recommendations with respect to the compensation and benefits paid to executives other than the Chief Executive Officer are extremely valuable to the Committee. However, the Chief Executive Officer neither participates nor is otherwise involved in the deliberations of the Committee with respect to his own compensation and benefits.

Stock Price Performance Graph

      The following graph sets forth a comparison of the cumulative total shareholder return on the Common Stock during the five-year period ended March 31, 2002 (based on the market price thereof and taking into account the 2-for-1 stock split in the form of a stock dividend paid by the Company in July 1997), with the cumulative total return of companies on the Standard & Poor’s 500 Index and the Standard & Poor’s Information Technology Index.

Total Return to Shareholder’s

(Dividends reinvested monthly)

	ANNUAL RETURN PERCENTAGE
	Years Ending			Mar01
Company/Index	Mar98	Mar99	Mar00	Mar02

TRANSMATION INC.	16.96	-63.36	0.00	-45.83	-29.23
S&P 500 Index	48.00	18.46	17.94	-21.68	0.24
SP500 TECHNOLOGY TECH	54.75	64.43	80.89	-61.43	-7.40

	Base
	Period
Company/Index	Mar97	Mar98	Mar99	Mar00	Mar01	Mar02

TRANSMATION INC.	100	116.96	42.86	42.86	23.21	16.43
S&P 500 Index	100	148.00	175.32	206.77	161.95	162.34
SP500 TECHNOLOGY TECH	100	154.75	254.75	460.28	177.525	164.38

Assumes $100 invested on March 31, 1997 in the Company’s Common Stock, the companies comprising the Standard & Poor’s 500 Index and the companies comprising the Standard & Poor’s Information Technology Index.

      There can be no assurance that the Company’s stock performance will continue into the future with the same or similar trends depicted in the graph above. The Company will neither make nor endorse any predictions as to future stock performance.

REPORT OF THE AUDIT COMMITTEE

TO SHAREHOLDERS

      The Audit Committee of the Board of Directors is comprised of three members of the Company’s Board of Directors, each of whom is independent pursuant to The Nasdaq Stock Market’s listing standards. The duties and responsibilities of the Audit Committee are set forth in the Audit Committee Charter, which is included as Appendix A to the 2001 proxy statement. Among other things, the Audit Committee recommends to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K, and recommends the selection of the independent auditors to audit the Company’s books and records.

      The Audit Committee has:

•	reviewed and discussed the Company’s audited financial statements for Fiscal 2002 with the Company’s management and with PricewaterhouseCoopers LLP, the Company’s independent auditors;

•	discussed with the Company’s independent auditors the matters required to be discussed by SAS 61 (Codification for Statements on Auditing Standards); and

•	received and discussed the written disclosures and the letter from the Company’s independent auditors required by Independence Standards Board Statement No. 1 (Independent Discussions with Audit Committees).

      Based on such review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for Fiscal 2002 for filing with the SEC.

Auditors’ Fees

      Audit Fees: For professional services rendered by them for the audit of the Company’s annual financial statements for Fiscal 2002, and reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for Fiscal 2002, PricewaterhouseCoopers LLP billed the Company fees in the aggregate amount of $93,350.

      Financial Information Systems Design and Implementation Fees: PricewaterhouseCoopers LLP billed the Company no fees for professional services rendered by them for Fiscal 2002 in connection with financial information systems design and implementation.

      All Other Fees: For professional services other than those described above rendered by them for Fiscal 2002, PricewaterhouseCoopers LLP billed the Company fees in the aggregate amount of $222,640.

      The Audit Committee has considered whether the provision of services described above under “ALL OTHER FEES” is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

Audit Committee:

Paul D. Moore, Chair
Francis R. Bradley
Harvey J. Palmer

RELATED TRANSACTIONS

      In 1996, the Company acquired Altek Industries Corp. (“Altek”) from E. Lee Garelick (now a director of the Company) and James N. Wurtz. Pursuant to the stock purchase agreement providing for the acquisition: (i) until April 3, 2006, Mr. Garelick has “piggy-back” registration rights with respect to his shares of Common Stock, subject to certain conditions; and (ii) subject to the prior consent of the Company’s lender, the Company has the right of first refusal to purchase, at an average market price, shares of Common Stock which Mr. Garelick proposes to dispose of (other than in certain transactions).

SELECTION OF INDEPENDENT AUDITORS

      The firm of PricewaterhouseCoopers LLP, certified public accountants, served as the independent auditors of the Company for Fiscal 2002. In addition to the audit of the Fiscal 2002 financial statements, the Company engaged PricewaterhouseCoopers LLP to perform certain services for which it was paid professional fees. The Audit Committee of the Board of Directors considered the possible effect of such professional services on the independence of PricewaterhouseCoopers LLP and approved such services prior to their being rendered.

      The Board of Directors has selected PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending March 31, 2003. This selection will be presented to the shareholders for their approval at the Meeting. The Board of Directors recommends a vote in favor of the proposal to approve and ratify this selection, and the persons named in the enclosed proxy (unless otherwise instructed therein) will vote such proxies FOR this proposal. If the shareholders do not approve this selection, the Board of Directors will reconsider its choice.

      The Company has been advised by PricewaterhouseCoopers LLP that a representative will be present at the Meeting and will be available to respond to appropriate questions. In addition, the Company intends to give such representative an opportunity to make any statements if he or she should so desire.

SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

      In order for any shareholder proposal to be included in the Company’s proxy statement to be issued in connection with the 2003 Annual Meeting of Shareholders, the Company must receive such proposal at its principal executive office (Transmation, Inc., 10 Vantage Point Drive, Rochester, New York 14624, Attention: Corporate Secretary) no later than March 18, 2003. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, it will be included in the proxy statement and set forth on the form of proxy issued for such Annual Meeting. Shareholder proposals that are not submitted for inclusion in the Company’s proxy materials pursuant to Rule 14a-8 under the Exchange Act may be brought before the 2002 Annual Meeting of Shareholders if notice thereof is received by the Company, as described immediately above, no later than June 3, 2003.

OTHER MATTERS

      As of the date hereof, the Board of Directors does not know of any other matters that are to be presented for action at the Meeting. Should any other matter come before the Meeting, however, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matter in accordance with their judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Carl E. Sassano
President & Chief Executive Officer

Dated: July 17, 2002

DETACH CARD

P R O X Y

TRANSMATION, INC.

The undersigned hereby appoints CARL E. SASSANO and CHARLES P. HADEED, and each of them, proxies for the undersigned with full power of substitution, to vote all shares of the Common Stock of TRANSMATION, INC. (the “Company”) owned by the undersigned at the Annual Meeting of Shareholders to be held at the Hutchison House, 930 East Avenue, Rochester, New York, on Tuesday, August 20, 2002 at 12:00 noon, local time, and at any adjournment or adjournments thereof, reserving to such proxies the right to vote such shares cumulatively to elect the maximum number of nominees:

1. Election of Directors.

☐ FOR all nominees listed below (except as marked to the contrary).

☐ WITHHOLD AUTHORITY to vote for all nominees listed below.

Instruction:	To withhold authority to vote for any individual nominee, strike a line through the nominee’s name listed below.

E. Lee Garelick Harvey J. Palmer

2.	Proposal to approve and ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending March 31, 2003.

☐ FOR    ☐ AGAINST    ☐ ABSTAIN

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting.

(Continued and to be signed on reverse side)

DETACH CARD

(Continued from other side)

This Proxy is solicited on behalf of the Board of Directors of the Company. This Proxy will be voted as specified by the undersigned. This proxy revokes any prior proxy given by the undersigned. Unless authority to vote for one or more of the nominees is specifically withheld according to the instructions, a signed Proxy will be voted FOR the election of the two nominees for directors and, unless otherwise specified, FOR the other proposal listed herein and described in the accompanying Proxy Statement. The undersigned acknowledges receipt with this Proxy of a copy of the Notice of Annual Meeting and Proxy Statement dated July 17, 2002, describing more fully the proposals set forth herein.

Dated: ____________, 2002

Signature(s) of shareholder(s)

Please date and sign name exactly as it appears hereon. Executors, administrators, trustees, etc. should so indicate when signing. If the shareholder is a corporation, the full corporate name should be inserted and the proxy signed by an officer of the corporation, indicating his title.